Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE ENTERS INTO DEFINITIVE AGREEMENT TO BE ACQUIRED BY THOMA BRAVO

Ellie Mae Stockholders to Receive $99.00 Per Share in Cash;

Ellie Mae to Continue Driving Mortgage Finance Innovations as a Privately Held Company

PLEASANTON, Calif. – February 12, 2019 – Ellie Mae® (NYSE:ELLI), the leading cloud-based platform provider for the mortgage finance industry, announced that it has entered into a definitive agreement to be acquired by Thoma Bravo, LLC, a leading private equity investment firm, in an all-cash transaction that values Ellie Mae at an aggregate equity value of approximately $3.7 billion.

Under the terms of the agreement, all Ellie Mae shareholders will receive $99.00 in cash per share. The price per share represents a 47 percent premium to the 30-day average closing share price and 49 percent premium to the 60-day average closing price as of February 1, 2019.

“Since the founding of Ellie Mae more than 20 years ago, our mission has been simple – to automate everything automatable for the residential mortgage industry,” said Jonathan Corr, president and CEO of Ellie Mae. “As we enter this next phase of our digital mortgage journey, we are thrilled to provide immediate value to our shareholders. With the investment and support from Thoma Bravo, we will remain committed to our customers’ success, innovation and growth of the Encompass Digital Lending Platform while maintaining our position as a best place to work.”

“Ellie Mae delivers powerful and innovative mortgage technology solutions across every channel of the residential mortgage sector, enabling lenders to originate more loans while reducing costs and driving efficiency, quality and compliance throughout the mortgage process,” said Holden Spaht, a Managing Partner at Thoma Bravo. “Ellie Mae is leading the digital transformation of the residential mortgage industry and we look forward to building on the company’s successes and to our partnership through this next chapter of growth.”

Ellie Mae’s Board of Directors unanimously approved the definitive agreement and recommended that stockholders vote their shares in favor of the transaction. Ellie Mae’s headquarters will remain in Pleasanton, California, with regional offices across the United States. Closing of the transaction is subject to approval by Ellie Mae stockholders and regulatory authorities and the satisfaction of customary closing conditions. The transaction is expected to close in the second or third quarter of 2019 and is not subject to a financial condition.

The agreement includes a 35 day “go-shop” period, which permits Ellie Mae’s Board and advisors to actively initiate, solicit, encourage, and potentially enter negotiations with parties that make alternative acquisition proposals. Ellie Mae will have the right to terminate the merger agreement to enter into a superior proposal subject to the terms and conditions of the merger agreement. There can be no assurance that this 35 day “go-shop” will result in a superior proposal, and Ellie Mae does not intend to disclose developments with respect to the solicitation process unless and until the Board makes a determination requiring further disclosure.

J.P. Morgan Securities LLC is serving as the exclusive financial advisor to Ellie Mae and Cooley LLP is serving as the legal advisor to Ellie Mae. Jefferies LLC served as financial advisor to Thoma Bravo and Kirkland & Ellis LLP served as legal advisor to Thoma Bravo. Financing for the transaction is being provided by Jefferies Finance LLC.

About Ellie Mae

Ellie Mae (NYSE:ELLI) is the leading cloud-based platform provider for the mortgage finance industry. Ellie Mae’s technology solutions enable lenders to originate more loans, lower origination costs, and reduce the time to close, all while ensuring the highest levels of compliance, quality and efficiency. Visit or call (877) 355-4362 to learn more.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. With a series of funds representing more than $30 billion in capital commitments, Thoma Bravo partners with a company’s management team to implement operating best practices, invest in growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings, with the goal of increasing the value of the business. Representative past and present portfolio companies include industry leaders such as ABC Financial, Blue Coat Systems, Deltek, Digital Insight, Frontline Education, Global Healthcare Exchange, Hyland Software, Imprivata, iPipeline, PowerPlan, Qlik, Riverbed, SailPoint, SolarWinds, SonicWall, Sparta Systems,TravelClick and Veracode. The firm has offices in San Francisco and Chicago. For more information, visit thomabravo.com.

Additional Information and Where to Find It

In connection with the proposed Merger, Ellie Mae expects to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement on Schedule 14A, as well as other relevant documents concerning the proposed transaction. Promptly after filing its definitive proxy statement with the SEC, Ellie Mae will mail the definitive proxy statement and a proxy card to each stockholder of Ellie Mae entitled to vote at the special meeting relating to the proposed transaction. The proxy statement will contain important information about the proposed Merger and related matters. STOCKHOLDERS AND SECURITY HOLDERS OF ELLIE MAE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT ELLIE MAE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ELLIE MAE AND THE TRANSACTION. This communication is not a substitute for the proxy statement or for any other document that Ellie Mae may file with the SEC and send to its stockholders in connection with the proposed Merger. The proposed Merger will be submitted to Ellie Mae’s stockholders for their consideration. Before making any voting decision, stockholders of Ellie Mae are urged to read the proxy statement regarding the Merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed Merger.

Stockholders of Ellie Mae will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Ellie Mae and the proposed transaction, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement, when available, and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by contacting Ellie Mae’s Investor Relations at (925) 227-7079, by email at ir@elliemae.com, or by going to Ellie Mae’s Investor Relations page on its website at investor.elliemae.com and clicking on the link titled “SEC Filings” to access Ellie Mae’s “SEC Filings.”

Participants in the Solicitation

Ellie Mae and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information regarding the interests of Ellie Mae’s directors and executive officers and their ownership of Company Common Stock is set forth in Ellie

Mae’s proxy statement on Schedule 14A filed with the SEC on April 4, 2018, will be included in Ellie Mae’s definitive proxy statement to be filed with the SEC in connection with the proposed Merger, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the proposed Merger, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in connection with the proposed Merger. Free copies of this document may be obtained as described in the preceding paragraph.

Notice Regarding Forward-Looking Statements

This communication, and any documents to which Ellie Mae refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ellie Mae’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans and other information relating to the proposed transaction, strategies and objectives of Ellie Mae for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Ellie Mae’s business and the price of the common stock of Ellie Mae, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by the stockholders of Ellie Mae and the receipt of certain regulatory approvals, (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed transaction on Ellie Mae’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction, (vi) risks related to diverting management’s attention from Ellie Mae’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against Ellie Mae related to the Merger Agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction, and (ix) other risks described in Ellie Mae’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, Ellie Mae does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

PRESS CONTACTS

Erica Harvill

Ellie Mae, Inc.

(925) 227-5913

Erica.Harvill@elliemae.com

IR CONTACT

Alex Hughes

VP, Investor Relations

Ellie Mae, Inc.

(925) 227-7079

IR@elliemae.com

Lisa Laukkanen

The Blueshirt Group for Ellie Mae, Inc.

(415) 217-4967

lisa@blueshirtgroup.com

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